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                                                                     EXHIBIT 5.1

                                October 8, 1996

Aames Financial Corporation
3731 Wilshire Boulevard
Los Angeles, California 90010

Ladies and Gentlemen:

         At your request, the undersigned, Barbara S. Polsky, Esq. Senior Vice President and General Counsel of Aames Financial Corporation, a Delaware corporation (the "Company"), has examined the Registration Statement on Form S-3 (the "Registration Statement"), to which this letter is attached as Exhibit 5.1, filed by the Company in order to register under the Securities Act of 1933, as amended, up to 813,029 shares of Common Stock, par value $.001 per share, of the Company (the "Shares"), which may be sold by the "Selling Stockholders" therein identified.

         I have examined the Certificate of Incorporation of the Company, and its Bylaws, and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

         Based on the foregoing and subject to compliance with applicable state securities and "Blue Sky" laws, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement and to use of my name in the Prospectus constituting a part thereof.

                                        Respectfully submitted,


                                        /s/ BARBARA S. POLSKY, ESQ.
                                        --------------------------------
                                        Barbara S. Polsky, Esq.
                                        Senior Vice President
                                        and General Counsel
                                        Aames Financial Corporation